UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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The RBB Fund, Inc.

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ABBEY CAPITAL FUTURES STRATEGY FUND

(INVESTMENT PORTFOLIO OF THE RBB FUND, INC.)

615 East Michigan Street

Milwaukee, WI 53202

January 7, 2019

Dear Shareholder:

This letter is being provided to shareholders of the Abbey Capital Futures Strategy Fund (the “Fund”), a portfolio of The RBB Fund, Inc. (the “Company”), to notify shareholders of (i) new trading advisory agreements entered into with the Fund’s existing trading advisers as part of a reorganization of the Fund’s use of subsidiary companies, and (ii) a new trading advisory agreement with a new trading adviser.

Abbey Capital Limited (“Abbey Capital” or the “Adviser”) and the Company are required to furnish shareholders with information about new trading advisory agreements and trading advisers. This notification is a condition of an exemptive order that Abbey Capital and the Company received from the Securities and Exchange Commission permitting Abbey Capital, as the Fund’s investment adviser, to hire new trading advisers or make changes to existing trading advisory agreements with the approval of the Company’s board of directors, but without obtaining approval of the Fund’s shareholders.

The enclosed “Information Statement” provides information relating to the approval of new trading advisory agreements with existing trading advisers and the approval of a trading advisory agreement with a new trading adviser of the Fund. The approval of the trading advisory agreements as described in the Information Statement does not require shareholder approval.

Please take a few minutes to review the attached materials. Thank you for your investment in the Abbey Capital Futures Strategy Fund.

Best regards,

Salvatore Faia

President

The RBB Fund, Inc., on behalf of the Abbey Capital Futures Strategy Fund

IMPORTANT NOTICE REGARDING THE
AVAILABILITY OF THE INFORMATION STATEMENT

The Information Statement is available at www.abbeycapital.com

ABBEY CAPITAL FUTURES STRATEGY FUND

(INVESTMENT PORTFOLIO OF THE RBB FUND, INC.)

615 East Michigan Street

Milwaukee, WI 53202

INFORMATION STATEMENT

January 7, 2019

This Information Statement is being provided to the shareholders of the Abbey Capital Futures Strategy Fund (the “Fund”), a portfolio of The RBB Fund, Inc. (the “Company”), to provide information regarding (i) new trading advisory agreements entered into among Abbey Capital Limited (“Abbey Capital” or the “Adviser”), Abbey Capital Offshore Fund SPC, a wholly-owned and controlled subsidiary of the Fund organized as a segregated portfolio company under the laws of the Cayman Islands (the “SPC”), Abbey Capital Onshore Series LLC, another wholly-owned subsidiary of the Fund organized as a Delaware series limited liability company (the “Onshore Subsidiary”), and each existing trading adviser of the Fund (the “New Trading Advisory Agreements”), and (ii) a new trading advisory agreement among Abbey Capital, Episteme Capital Partners (UK), LLP (“Episteme”), the SPC and the Onshore Subsidiary. THIS INFORMATION STATEMENT DOES NOT RELATE TO A MEETING OF THE FUND’S SHAREHOLDERS OR TO ANY ACTION BY SHAREHOLDERS. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Background

The Company is an open-end management investment company organized as a corporation under the laws of the State of Maryland. The Company currently consists of 32 separate portfolio series, including the Fund.

The Fund seeks to provide long-term capital appreciation; with current income as a secondary objective. The Fund seeks to achieve its investment objective by allocating its assets between a "Managed Futures" strategy and a "Fixed Income" strategy. The Managed Futures strategy is achieved by the Fund investing up to 25% of its total assets in the Onshore Subsidiary and up to 25% of its total assets in Abbey Capital Master Offshore Fund Limited, a wholly-owned and controlled subsidiary of the Fund organized under the laws of the Cayman Islands (the "Cayman Subsidiary"). The Cayman Subsidiary, in turn, invests all or substantially all of its assets in segregated portfolios of the SPC. The Cayman Subsidiary serves solely as an intermediate entity through which the Fund invests in the SPC. The Cayman Subsidiary makes no independent investment decisions and has no investment or other discretion over the Fund’s investable assets.

The Managed Futures strategy investments are designed to achieve capital appreciation in the financial and commodities futures markets. The Adviser allocates the assets of the SPC and Onshore Subsidiary (together, the “Subsidiaries”) to one or more trading advisers (“Trading Advisers”) to manage in percentages determined at the discretion of the Adviser.

In addition to Episteme, the Fund’s Trading Advisers consist of the following existing Trading Advisers: Altis Partners (Jersey) Limited; Aspect Capital Limited; Cantab Capital Partners LLP; Eclipse Capital Management, Inc.; Graham Capital Management, LP; P/E Global, LLC; Revolution Capital Management, LLC; Trigon Investment Advisors LLC; Tudor Investment Corporation; and Welton Investment Partners LLC.

The Adviser may allocate assets of the Subsidiaries to multiple Managed Futures portfolios that include investment styles or sub-strategies such as (i) trend following, (ii) discretionary, fundamentals-based investing with a focus on macroeconomic analysis, (iii) strategies that pursue both fundamental and technical trading approaches, (iv) other specialized approaches to specific or individual market sectors such as equities, interest rates, metals, agricultural and soft commodities and (v) systematic trading strategies which incorporate technical and fundamental variables.

Each Trading Adviser invests according to a Managed Futures strategy in one or a combination of (i) options, (ii) futures, (iii) forwards, (iv) spot contracts or (v) swaps, including total return swaps, each of which may be tied to (i) commodities, (ii) financial indices and instruments, (iii) foreign currencies, or (iv) equity indices. All commodities futures and commodities-related investments are made in the Managed Futures portfolios of the SPC. Each current Trading Adviser is registered with the U.S. Commodity Futures Trading Commission (the "CFTC") as a Commodity Trading Advisor (“CTA”). Trading Advisers that are not registered with the Securities and Exchange Commission (“SEC”) as investment advisers provide advice only regarding matters that do not involve securities.

The Fixed Income strategy invests the Fund's assets primarily in investment grade fixed income securities (of all durations and maturities) in order to generate interest income and capital appreciation, which may add diversification to the returns generated by the Fund's Managed Futures strategy. The Fund must set aside liquid assets, or engage in other SEC or staff-approved measures, to "cover" open positions with respect to certain kinds of derivative instruments. The Fixed Income strategy investments may be used to help cover the Fund's derivative positions.

The Adviser has entered into a trading advisory agreement with each Trading Adviser to manage a portion of one or both of the Subsidiaries’ assets. Each Trading Adviser makes investment decisions for the assets it has been allocated to manage. The Adviser oversees the Trading Advisers for compliance with the Fund's investment objective, policies, strategies and restrictions, and monitors each Trading Adviser's adherence to its investment style. The Board of Directors of the Company (the “Board”) supervises the Adviser and the Trading Advisers, establishes policies that they must follow in their management activities, and oversees the hiring, termination and replacement of Trading Advisers recommended by the Adviser.

Not all of the Trading Advisers listed for the Subsidiaries may be actively managing assets for one or both of the Subsidiaries at all times. Subject to the oversight of the Board, the Adviser may temporarily allocate the assets of one or both of the Subsidiaries away from a Trading Adviser. Situations in which the Adviser may make such a determination include changes in the level of assets in the Fund, changes to the Adviser's view of the Trading Adviser's current opportunities, changes in a Trading Adviser's personnel or a Trading Adviser's adherence to an investment strategy.

The Fund is managed by the Adviser and one or more Trading Advisers unaffiliated with the Adviser. The Adviser also has the ultimate responsibility to oversee the Trading Advisers, and to recommend their hiring, termination and replacement, subject to approval by the Board. The Fund compensates the Adviser for its services at the annual rate of 1.77% of the Fund’s average annual net assets, payable on a monthly basis in arrears. The Adviser compensates the Trading Advisers out of the advisory fee that it receives from the Fund.

The Fund has registered four classes of shares: Class I Shares, Class A Shares, Class C Shares and Class T Shares. Class T Shares are not currently available for sale. The Adviser has contractually agreed to waive its advisory fee and/or reimburse expenses in order to limit total annual fund operating expenses (excluding certain items discussed below) to 1.79%, 2.04%, 2.79% and 2.04% of the Fund's average daily net assets attributable to Class I Shares, Class A Shares, Class C Shares and Class T Shares, respectively. In determining the Adviser's obligation to waive advisory fees and/or reimburse expenses, the following expenses are not taken into account and could cause net total annual fund operating expenses to exceed 1.79%, 2.04%, 2.79% or 2.04%, as applicable: acquired fund fees and expenses, brokerage commissions, extraordinary items, interest or taxes. This contractual limitation is in effect until December 31, 2019 and may not be terminated without the approval of the Board. If at any time the Fund's total annual fund operating expenses for a year are less than 1.79%, 2.04%, 2.79% or 2.04%, as applicable, the Adviser may recoup any waived or reimbursed amounts from the Fund within three years from the date on which such waiver or reimbursement was made by the Adviser, provided such reimbursement does not cause the Fund to exceed expense limitations that were in effect at the time of the waiver or reimbursement.

Episteme and the Episteme Agreement

At a regular meeting of the Board held on September 13, 2018, the directors, including a majority of those directors who are not “interested persons” of the Company (as such term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) voting separately, approved a new trading advisory agreement among the Adviser, Episteme and the Subsidiaries (the “Episteme Agreement”). The initial allocation of Fund assets to Episteme occurred on December 5, 2018.

The terms and conditions of the Episteme Agreement are substantially the same as those of the existing trading advisory agreements with the Fund's other Trading Advisers, except that the fee rate to be paid to Episteme under the Episteme Agreement may differ from the fee rate charged by the Fund's other Trading Advisers pursuant to their respective trading advisory agreements with the Adviser. Under the Episteme Agreement, Episteme receives a fee from the Adviser to manage a portion of the assets of one or both of the Subsidiaries allocated to Episteme by the Adviser (the “Allocated Assets”). Such fee is paid by the Adviser and not by the Fund or the Subsidiaries out of the advisory fee paid by the Fund to the Adviser pursuant to the Advisory Agreement. The Fund would have paid the same amount of advisory fees had the Episteme Agreement been in effect during the last fiscal year.

The Episteme Agreement provides that Episteme shall, subject to the supervision and oversight of the Adviser, trade the Allocated Assets on behalf of the Subsidiaries in accordance with the terms of the Episteme Agreement and the Supplemental Trading Agreement entered into by the Adviser and Episteme in relation to the Allocated Assets and in accordance with (i) the investment objective, policies and restrictions of the Subsidiaries and the Fund in relation to the Subsidiaries set forth in the Fund’s prospectus and statement of additional information, as they may be amended from time to time, any additional policies or guidelines, including without limitation compliance policies and procedures, established by the Adviser, the Fund’s Chief Compliance Officer, or by the Board to the extent that such materials have been furnished in writing to Episteme, (ii) the written instructions and directions received from the Adviser and the Fund as delivered; and (iii) all laws applicable to the Subsidiaries and Episteme’s duties under this Agreement, all as may be in effect from time to time.

The Episteme Agreement provides that Episteme may, on occasions when it deems the purchase or sale of a commodity interest to be in the best interests of a Subsidiary as well as other fiduciary or agency accounts managed by Episteme, aggregate, to the extent permitted by applicable laws and regulations, the commodity interests to be sold or purchased in order to obtain the best overall terms available. Episteme agrees to be aware of the position limits imposed on certain commodity interest contracts by the CFTC or applicable contract market. Episteme currently believes and represents that such speculative limits will not materially affect its trading recommendations or strategy for the Subsidiaries given Episteme’s current accounts and all proposed accounts for which Episteme has a contract to act as a CTA.

The Episteme Agreement provides that it will continue in effect for an initial term ending August 16, 2019, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board or by vote of a majority of the outstanding voting securities of the Fund, and (ii) by vote of a majority of the Directors of the Fund who are not interested persons of the Fund, the Adviser or Episteme, cast in person at a meeting called for the purpose of voting on such approval. The Episteme Agreement may be terminated without penalty by vote of the Board or by vote of a majority of the outstanding voting securities of the Fund upon 60 days' written notice to Episteme, by Episteme upon 60 days' written notice to the Fund and the Adviser, or by the Adviser immediately upon notice to Episteme, and each such agreement terminates automatically in the event of an assignment (as defined in the 1940 Act). The Episteme Agreement also automatically terminates upon termination of the Advisory Agreement.

The Episteme Agreement provides that Episteme shall not be liable for any loss arising out of any portfolio investment or disposition thereunder, except a loss resulting from Episteme’s willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties thereunder. Under no circumstances shall Episteme be liable for any loss arising out of any act or omission taken by another trading adviser, or any other third party, in respect of any portion of the Fund’s assets not managed by Episteme.

The Episteme Agreement provides that Episteme shall indemnify the Adviser, the Company, the Fund and the Subsidiaries, and their respective affiliates and controlling persons (the “Adviser Indemnified Persons”) for any liability and expenses, including reasonable attorneys' fees, which the Adviser Indemnified Persons may sustain as a result of Episteme’s breach of the Episteme Agreement or its representations and warranties therein or as a result of Episteme’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties thereunder or violation of applicable law; provided, however, that the Adviser Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties thereunder.

The Episteme Agreement provides that the Adviser shall indemnify Episteme, its affiliates and its controlling persons (the “Episteme Indemnified Persons”) for any liability and expenses, including reasonable attorneys' fees, arising from, or in connection with, the Adviser's breach of the Episteme Agreement or its representations and warranties therein or as a result of the Adviser's willful misfeasance, bad faith, gross negligence, reckless disregard of its duties thereunder or violation of applicable law; provided, however, that Episteme Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of Episteme’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties thereunder.

Information About Episteme. Episteme is a global investment manager formed in 2009 that runs several systematic global macro and event driven strategies in the futures, FX and equity markets. Episteme’s main office is 38 Dover Street, London, W1S 4NL, England and it has an affiliated office in Rye Brook, NY. Episteme is registered with the CFTC as both a CTA and a Commodity Pool Operator (“CPO”) and is a member of the National Futures Association (“NFA”) in such capacities. Episteme is also registered with the SEC as an investment adviser and the UK Financial Conduct Authority as an Alternative Investment Fund Manager.

Owners and Executive Officers of Episteme

Adrian Eterovic is a founder of Episteme and its CEO and Chief Investment Officer. Mr. Eterovic was the CEO of JWM Partners (UK) from 2004 to 2009 and was co-chairman of JWM Partners’ Investment Committee from 2003 to 2005. From 1993 to 1999, he was with Long-Term Capital Management and prior to that he was with Salomon Brothers Inc. (1993) and Merrill Lynch (1992). He holds an M.Sc. in Statistics from Imperial College London (2015), a Ph.D. and an M.A. in Economics from Harvard University (1994), and an Sc.D. degree in Structural Engineering and two M.S. degrees, one in Mechanical Engineering and the other in Civil Engineering, from the Massachusetts Institute of Technology (1992).

Richard Leahy is a founder of Episteme and a member of the management committee. Mr. Leahy was a Principal of JWM Partners, and prior to that he was a Principal of Long-Term Capital Management since 1993. Mr. Leahy is a former Managing Director of Salomon Brothers and Co-Head of the Mortgage Securities Department. Mr. Leahy began his career at Merrill Lynch in 1972. He holds a B.S. degree in Economics from Boston State College (1970) and attended graduate school at the University of Pennsylvania.

Gustavo Lau is a founder of Episteme and its Head of Operations. Mr. Lau was a senior fixed income trader at JWM Partners from 2000 to 2009. Prior to that Mr. Lau was with Long-Term Capital Management (UK) since 1994. He holds a M.S. degree in Computer Science from the Universidad Simon Bolivar, Venezuela (1988) and attended the MBA program at the IESE Business School, Spain (1994). Mr. Lau is a Mathematics Masterclasses lecturer for the Royal Institution of Great Britain.

Jameel Kassam is a Principal of Episteme. Mr. Kassam was a Strategist at Episteme from its inception and prior to that he held the same role at JWM Partners from early 2007. As part of both positions, he has been involved in the research, development and trading of systematic strategies. He holds an MPhys degree in Physics from the University of Oxford (2006).

Principal Executive Officers and Directors. Set forth below is a list of each executive officer and director of Episteme indicating position(s) held with Episteme. The address for Messrs. Eterovic, Kassam, and Lau is c/o Episteme at the address noted above. The address for Mr. Leahy and Mses. Roman and Dryden is c/o Episteme Capital Partners (US), LLC, 800 Westchester Avenue, Suite S-704, Rye Brook, NY 10573.

Name	Position(s) Held with Episteme
Adrian Eterovic	Chief Executive Officer, Chief Investment Officer, Co-Head of Research and Principal
Jameel Kassam	Co-Head of Research and Principal
Gustavo Lau	Chief Operating Officer, Head of Risk and Principal
Richard Leahy	Principal
Gina Roman	Chief Financial Officer
Helaine Rosenbaum Dryden	General Counsel and Chief Compliance Officer

Other Advisory Clients. Episteme does not act as investment adviser or sub-adviser to any other registered investment company having a similar investment objective to that of the Fund.

The New Trading Advisory Agreements

Effective on October 9, 2018, the Fund restructured its subsidiary structure as described herein. In light of this restructuring, the Fund entered into New Trading Advisory Agreements with the following existing Trading Advisors: Altis Partners (Jersey) Limited; Aspect Capital Limited; Cantab Capital Partners LLP; Eclipse Capital Management, Inc.; Graham Capital Management, LP; P/E Global, LLC; Revolution Capital Management, LLC; Trigon Investment Advisors LLC; Tudor Investment Corporation; and Welton Investment Partners LLC. The terms of each New Trading Advisory Agreement are substantially the same as the existing Trading Advisory Agreements with the exception of the parties entering into each New Trading Advisory Agreement.

Effective on October 9, 2018, the Fund may invest up to 25% of its assets in Abbey Capital Master Offshore Fund Limited, a wholly owned and controlled subsidiary of the Fund organized under the laws of the Cayman Islands (the “Cayman Subsidiary”). Additionally, the Abbey Capital Offshore Fund Limited (the “ACOF”), the Fund’s prior wholly-owned subsidiary, became a wholly-owned subsidiary of the Cayman Subsidiary through a share exchange between the Fund and the Cayman Subsidiary.

The ACOF was registered as a segregated portfolio company under the laws of the Cayman Islands under the name Abbey Capital Offshore Fund SPC (the “SPC”). The Cayman Subsidiary invests all or substantially all of its assets in segregated portfolios of the SPC. The Cayman Subsidiary serves solely as an intermediate entity through which the Fund will invest in the SPC. The Cayman Subsidiary makes no independent investment decisions and has no investment or other discretion over the Fund’s investable assets.

Prior to October 9, 2018, the Adviser allocated the assets of the ACOF to one or more Trading Advisers to manage in percentages determined at the discretion of the Adviser. Upon conversion of the ACOF to the SPC, the Adviser continues to allocate the assets of the SPC to one or more Trading Advisers in percentages determined at the discretion of the Adviser. Additionally, the SPC designates a separate segregated portfolio for its assets allocated to each Trading Adviser.

In addition, on August 16, 2018, the Fund formed another wholly-owned subsidiary, Abbey Capital Onshore Series LLC (the “Onshore Subsidiary”), a Delaware series limited liability company. Effective October 9, 2018, the Fund may invest a portion of its assets in segregated series of the Onshore Subsidiary. The Adviser may allocate the assets of the Onshore Subsidiary to one or more Trading Advisers in order to gain exposure to financial futures markets and forward foreign currency exchange contracts. Additionally, the Onshore Subsidiary will designate a separate segregated series for its assets allocated to each Trading Adviser.

At a regular meeting of the Board held on September 13, 2018, the directors, including a majority of those directors who are not “interested persons” of the Company (as such term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) voting separately, approved a new trading advisory agreement among the Adviser, each existing Trading Advisor and the Subsidiaries. The New Trading Advisory Agreements became effective on October 9, 2018.

The terms and conditions of each New Trading Advisory Agreement is substantially the same as those of the existing trading advisory agreement with the applicable Trading Adviser. The terms and conditions of the New Trading Advisory Agreements are also substantially similar to the terms and conditions of the Episteme Agreement, described above.

Under the New Trading Advisory Agreements, each Trading Advisor receives a fee from the Adviser to manage a portion of the assets of one or both of the Subsidiaries allocated to each Trading Advisor by the Adviser (the “Allocated Assets”). Such fee is paid by the Adviser and not by the Fund or the Subsidiaries out of the advisory fee paid by the Fund to the Adviser pursuant to the Advisory Agreement. The trading services to be provided by each Trading Adviser and the fee structure under the New Trading Advisory Agreements are identical to the services provided and the fee structure under the existing trading advisory agreements.

Each New Trading Advisory Agreement provides that it will continue in effect for an initial term ending August 16, 2019, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board or by vote of a majority of the outstanding voting securities of the Fund, and (ii) by vote of a majority of the Directors of the Fund who are not interested persons of the Fund, the Adviser or a Trading Advisor, cast in person at a meeting called for the purpose of voting on such approval. A New Trading Advisory Agreement may be terminated without penalty by vote of the Board or by vote of a majority of the outstanding voting securities of the Fund upon 60 days' written notice to a Trading Advisor, by a Trading Advisor upon 60 days' written notice to the Fund and the Adviser, or by the Adviser immediately upon notice to a Trading Advisor, and each such agreement terminates automatically in the event of an assignment (as defined in the 1940 Act). Each New Trading Advisory Agreement also automatically terminates upon termination of the Advisory Agreement.

Board’s Considerations in Approving the Episteme Agreement and the New Trading Advisory Agreements

The Board, including a majority of those directors who are not “interested persons” of the Company (as such term is defined in the 1940 Act), approved the Episteme Agreement and the New Trading Advisory Agreements (together, the “Agreements”) at a meeting held on September 13, 2018 (the “Meeting”). In considering the Agreements, the Board took into account all materials provided prior to and during the Meeting and at other meetings throughout the past year, the presentations made during the Meeting, and the discussions held during the Meeting. Among other things, the Board considered (i) the nature, extent, and quality of services provided or to be provided to the Fund by each Trading Advisor; (ii) descriptions of the experience and qualifications of the personnel providing those services; (iii) each Trading Advisor’s investment philosophies and processes; (iv) each Trading Advisor’s assets under management and client descriptions; (v) each Trading Advisor’s soft dollar commission and trade allocation policies, including, as applicable, information on the types of research and services obtained in connection with soft dollar commissions; (vi) each Trading Advisor’s advisory fee arrangements with the Company and other similarly managed clients, as applicable; (vii) each Trading Advisor’s compliance procedures; and (viii) each Trading Advisor’s financial information and insurance coverage.

The Board considered the nature, extent, and quality of services to be provided by each Trading Advisor. The Board also considered the fees payable to each Trading Advisor under the proposed Agreements and the services to be provided by each Trading Advisor. In this regard, the Board noted that the fees for each Trading Advisor were payable by the Adviser.

After reviewing the information regarding the Adviser’s and each Trading Advisor’s costs, profitability and economies of scale, and after considering the services to be provided by each Trading Advisor, the Board concluded that the trading advisory fees to be paid by the Adviser to each Trading Advisor were fair and reasonable and that each Agreement should be approved for an initial period ending August 16, 2019.

Additional Information

Advisory and Trading Advisory Fees. For the fiscal year ended August 31, 2018, after waivers, the Fund paid advisory fees to the Adviser of $15,638,843, and the Adviser paid trading advisory fees to the Trading Advisers in the aggregate amount of $5,697,246.

As of November 30, 2018 (the “Record Date”) the Company’s directors and officers as a group owned beneficially less than 1% of the outstanding shares of the Fund. For the fiscal year ended August 31, 2018, the Fund made no brokerage commission payments to affiliated persons.

Information about the Adviser and the Advisory Agreement. Abbey Capital, an Irish limited company founded in 2000, serves as the investment adviser to the Fund. The Adviser's principal place of business is located at 1-2 Cavendish Row, Dublin 1, Ireland. Cavendish Capital Limited owns 100% of Abbey Capital. As of the November 30, 2018, the Adviser had over $3.3 billion in assets under management. The Adviser is registered as an Investment Adviser with the SEC and as a CTA and a CPO with the CFTC (September 2000), and is a member of the NFA. Abbey Capital serves as the Fund's and Subsidiaries’ investment manager pursuant to the Advisory Agreement.

The list below shows each executive officer and manager of the Adviser indicating position(s) held with the Adviser and other business, profession, vocation or employment of a substantial nature. The address of each individual is c/o the Adviser at the address noted above.

Name	Position(s) Held with Abbey Capital Limited
Tim Brosnan	Non-Executive Chairman
Peter G. Carney	Chief Operating Officer
Anthony Gannon	Director and Chief Executive Officer
Claire Gately	Non-Executive Director
David McCarthy	Non-Executive Director
Louise Harris	Chief Compliance Officer
David McInerney	Chief Financial Officer
Mick Swift	Director and Deputy Chief Executive Officer

The Fund compensates the Adviser for its services at an annual rate of 1.77% of the average daily net assets of the Fund. The Adviser will continue to manage, supervise and conduct the affairs and business of the Fund and the Subsidiaries and matters incidental thereto. The Advisory Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment. The Advisory Agreement may be terminated at any time, on 60 days' written notice by the Adviser or by the Company (by vote of a majority of the outstanding voting securities of the Fund or by vote of the Board). The Advisory Agreement will continue in effect only if approved annually by a majority of the Board, including a majority of non-interested Directors, or by the vote of the shareholders of a majority of the outstanding voting securities of the Fund.

Information About Distributor and Administrator. U.S. Bancorp Fund Services, LLC, 615 East Michigan Street, Milwaukee, Wisconsin, 53202, serves as the Fund’s administrator and Quasar Distributors, LLC, 777 East Wisconsin Avenue, 6th Floor, Milwaukee, Wisconsin 53202, serves as the Fund’s principal underwriter.

Shareholder Reports. The Fund will furnish, without charge, copies of its August 31, 2018 annual report and February 28, 2018 semi-annual report to any shareholder upon request addressed to: Abbey Capital Futures Strategy Fund, c/o U.S. Bancorp Fund Services, LLC, 615 East Michigan Street, Milwaukee, WI 53202. The Fund's annual and semi-annual reports may also be obtained, without charge, by calling 1-844-261-6484.

Share Ownership Information. This Information Statement is being provided to shareholders of record of the Fund as of the Record Date specified above. On such date, following shares of each class of the Fund were outstanding.

Fund	Shares Outstanding
Abbey Capital Futures Strategy Fund
Class I	69,893,650
Class A	1,352,796
Class C	575,023
Class T	None

As of the Record Date, to the Company’s knowledge, the following named persons at the addresses shown below were owners of record of approximately 5% or more of the total outstanding shares of the Fund as indicated below:

Name of Fund	Shareholder Name and Address	Number and Percentage of Shares Owned as of Record Date
Abbey Capital Futures Strategy Fund — Class I	Merrill Lynch Pierce Fenner & Smith, For The Sole Benefit Of Its Customers 4800 Deer Lake Drive East Jacksonville, FL 32246-6484	19,994,314	28.61%
Abbey Capital Futures Strategy Fund — Class I	Morgan Stanley Smith Barney LLC For The Exclusive Benefit Of Its Customers 1 New York Plz, FL 12 New York, NY 10004-1965	14,176,723	20.28%
Abbey Capital Futures Strategy Fund — Class I	UBS WM USA SPEC CDY A/C EBOC UBSFSI 1000 Harbor Blvd Weehawken, NJ 07086-6761	7,171,563	10.26%
Abbey Capital Futures Strategy Fund — Class I	SEI Private Trust Company Attn Mutual Fund Administrator One Freedom Valley Drive Oaks, PA 19456-9989	6,018,510	8.61%

Abbey Capital Futures Strategy Fund — Class I	Wells Fargo Bank NA P.O. Box 1533 Minneapolis, MN 55480-1533	5,431,343	7.77%
Abbey Capital Futures Strategy Fund — Class I	Raymond James 880 Carillon Parkway St. Petersburg, FL 33716-1102	3,834,072	5.49%
Abbey Capital Futures Strategy Fund — Class A	Morgan Stanley Smith Barney LLC For The Exclusive Benefit Of Its Customers 1 New York Plz, FL 12 New York, NY 10004-1965	565,504	41.80%
Abbey Capital Futures Strategy Fund — Class A	UBS WM USA SPEC CDY A/C EBOC UBSFSI 1000 Harbor Blvd Weehawken, NJ 07086-6761	413,303	30.55%
Abbey Capital Futures Strategy Fund — Class A	Charles Schwab & Co., Inc. Special Custody A/C FBO Customers Attn Mutual Funds 211 Main St San Francisco, CA 94105-1905	213,769	15.80%
Abbey Capital Futures Strategy Fund — Class A	National Financial Services LLC 499 Washington Blvd Jersey City, NJ 07310-1995	100,804	7.45%
Abbey Capital Futures Strategy Fund — Class C	Morgan Stanley Smith Barney LLC For The Exclusive Benefit Of Its Customers 1 New York Plz, FL 12 New York, NY 10004-1965	386,141	67.15%
Abbey Capital Futures Strategy Fund — Class C	UBS WM USA SPEC CDY A/C EBOC UBSFSI 1000 Harbor Blvd Weehawken, NJ 07086-6761	137,139	23.85%

Procedures for Shareholder Communications with the Board. The Board will receive and review written correspondence from shareholders. Shareholders may address correspondence to individual directors or to the full Board at the Company’s principal business address. The Board or an individual director will respond to shareholder correspondence in a manner that the Board or director deems appropriate given the subject matter of the particular correspondence.

The Company maintains copies of all correspondence addressed to individual directors or the Board. Copies of all such correspondence are forwarded promptly to an individual director or the Board, as applicable. The Company responds to any correspondence in the nature of routine operational matters, such as routine account inquiries, on a timely basis, notwithstanding that the correspondence is addressed to an individual director or the Board, and communicates such response to the Board or director to whom the correspondence was addressed.

Shareholder Proposals. The Company does not intend to hold meetings of shareholders except to the extent that such meetings may be required under the 1940 Act or state law. Under the Company’s By-Laws, shareholders owning in the aggregate 10% of the outstanding shares of all classes of the Company have the right to call a meeting of shareholders to consider the removal of one or more directors. Shareholders who wish to submit proposals for inclusion in a proxy statement for a subsequent shareholder meeting should submit their written proposals to the Company at its principal office within a reasonable time before such meeting. The timely submission of a proposal does not guarantee its consideration at the meeting.

Householding Information. If possible, depending on shareholder registration and address information, and unless you have otherwise opted out, only one copy of this Information Statement will be sent to shareholders at the same address. If you would like to receive a separate copy of this Information Statement, please call toll-free at 1-844-261-6484 or write to the Fund c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, Wisconsin 53201-0701. If you currently receive multiple copies of Information Statements or shareholder reports and would like to request to receive a single copy of documents in the future, please call the toll-free number or write to the address above.